EXHIBIT 21.1

JOHNSON CONTROLS INTERNATIONAL PLC

The following is a list of significant subsidiaries of Johnson Controls International plc, as defined by Section 1.02(w) of Regulation S-X, as of September 30, 2019.

Name of Company	Jurisdiction Where Subsidiary is Incorporated

Hitachi Johnson Controls Air Conditioning KK	Japan
JIFG GmbH	Switzerland
Johnson Controls BE Operations Mexico S. de R.L. de C.V.	Mexico
Johnson Controls Fire Protection LP	Delaware, United States
Johnson Controls HQ Holding BVBA	Belgium
Johnson Controls, Inc.	Wisconsin, United States
Johnson Controls International, Inc.	Delaware, United States
Johnson Controls KK	Japan
Johnson Controls Security Solutions LLC	Delaware, United States
Tyco Fire & Security Finance S.C.A.	Luxembourg
Tyco Fire & Security GmbH	Switzerland
Tyco Holdings (U.K.) Limited	United Kingdom
Tyco International Finance Group GmbH	Switzerland
Tyco International Holding S.a.r.l.	Luxembourg
York Guangzhou A/C & Refrigeration Co. Ltd.	China
York International Corporation	Delaware, United States